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                                                Exhibit (4b)




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                           FIRST SUPPLEMENTAL INDENTURE

                                      between

                              CMS ENERGY CORPORATION

                                        and

                               THE BANK OF NEW YORK

                             Dated as of June 20, 1997


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                                 TABLE OF CONTENTS

ARTICLE I.DEFINITIONS        . . . . . . . . . . . . . . . . . . . . . . . . . 2
      SECTION 1.1.          Definition of Terms. . . . . . . . . . . . . . . . 2

ARTICLE II.GENERAL TERMS AND CONDITIONS OF THE DEBENTURES. . . . . . . . . . . 5
      SECTION 2.1.          Designation and Principal Amount . . . . . . . . . 5
      SECTION 2.2.          Maturity . . . . . . . . . . . . . . . . . . . . . 5
      SECTION 2.3.          Form and Payment . . . . . . . . . . . . . . . . . 5
      SECTION 2.4.          Global Debenture . . . . . . . . . . . . . . . . . 5
      SECTION 2.5.          Interest . . . . . . . . . . . . . . . . . . . . . 7

ARTICLE III.REDEMPTION OR EXCHANGE OF DEBENTURES . . . . . . . . . . . . . . . 8
      SECTION 3.1           Election to Redeem; Notice to Trustee. . . . . . . 8
      SECTION 3.2           Selection of Debentures to Be Redeemed . . . . . . 8
      SECTION 3.3           Notice of Redemption . . . . . . . . . . . . . . . 8
      SECTION 3.4           Deposit of Redemption Price. . . . . . . . . . . . 9
      SECTION 3.5           Debentures Payable on Redemption Date. . . . . . . 9
      SECTION 3.6           Debentures Redeemed in Part. . . . . . . . . . . . 9
      SECTION 3.7           Mandatory Redemption . . . . . . . . . . . . . . .10
      SECTION 3.8           Optional Redemption. . . . . . . . . . . . . . . .10
      SECTION 3.9           Exchange of Trust Securities for Debentures. . . .10
      SECTION 4.1           Deferrals of Interest Payment Dates. . . . . . . .11

ARTICLE V.EXPENSES           . . . . . . . . . . . . . . . . . . . . . . . . .12
      SECTION 5.1.          Payment of Expenses. . . . . . . . . . . . . . . .12

ARTICLE VICONVERSION OF DEBENTURES . . . . . . . . . . . . . . . . . . . . . .12
      SECTION 6.1           Conversion Rights. . . . . . . . . . . . . . . . .12
      SECTION 6.2           Expiration of Conversion Rights. . . . . . . . . .13
      SECTION 6.3           Conversion Price Adjustments.. . . . . . . . . . .13
      SECTION 6.4           Fundamental Change . . . . . . . . . . . . . . . .16
      SECTION 6.5           Prior Notice of Certain Events.. . . . . . . . . .17

ARTICLE VII.SUBORDINATION. . . . . . . . . . . . . . . . . . . . . . . . . . .18
      SECTION 7.1.          Agreement to Subordinate . . . . . . . . . . . . .18

ARTICLE VIII.COVENANT TO LIST ON EXCHANGE. . . . . . . . . . . . . . . . . . .19
      SECTION 8.1.          Listing on an Exchange . . . . . . . . . . . . . .19

ARTICLE IX.FORM OF DEBENTURES. . . . . . . . . . . . . . . . . . . . . . . . .19
      SECTION 9.1.          Form of Debenture. . . . . . . . . . . . . . . . .19
      SECTION 9.2.          Form of Assignment . . . . . . . . . . . . . . . .26

ARTICLE X.ORIGINAL ISSUE OF DEBENTURES . . . . . . . . . . . . . . . . . . . .26
      SECTION 10.1.         Original Issue of Debentures . . . . . . . . . . .26

ARTICLE XI.MISCELLANEOUS     . . . . . . . . . . . . . . . . . . . . . . . . .27
      SECTION 11.1.         Ratification of Indenture. . . . . . . . . . . . .27
      SECTION 11.2.         Trustee Not Responsible for Recitals . . . . . . .27
      SECTION 11.3.         Governing Law. . . . . . . . . . . . . . . . . . .27
      SECTION 11.4.         Separability . . . . . . . . . . . . . . . . . . .27
      SECTION 11.5.         Counterparts . . . . . . . . . . . . . . . . . . .27
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           FIRST SUPPLEMENTAL INDENTURE, dated as of June 20, 1997, (the
"First Supplemental Indenture"), between CMS Energy Corporation, a
Michigan Corporation (the "Issuer"), and The Bank of New York, as trustee
(the "Trustee") under the Indenture dated as of June 1, 1997 between the Issuer and the Trustee (the "Indenture").

           WHEREAS, the Issuer executed and delivered the Indenture to the Trustee to provide for the future issuance of the Issuer's Securities to be issued from time to time in one or more series as might be determined by the Issuer under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

           WHEREAS, Section 2.3 of the Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Indenture;

           WHEREAS, Section 8.1(e) of the Indenture provides that a supplemental indenture may be entered into by the Issuer and the Trustee without the consent of any Holders of the Securities to establish the form and terms of the Securities of any series.

           WHEREAS, pursuant to the terms of the Indenture, the Issuer desires to provide for the establishment of a new series of its Securities to be known as its 7-3/4% Convertible Subordinated Debentures due 2027 (the "Debentures"), the form and substance of such Debentures and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this First Supplemental Indenture;

           WHEREAS, CMS Energy Trust I, a Delaware statutory business trust (the "Trust"), has offered to the public $172,500,000 million aggregate liquidation amount of its 7-3/4%% Convertible Quarterly Income Preferred Securities (the "Preferred Securities"), representing undivided beneficial interests in the assets of the Trust and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Issuer of $5,335,100 aggregate liquidation amount of its 7-3/4% Convertible Quarterly Income Common Securities, in $177,835,100 aggregate principal amount of the Debentures; and

           WHEREAS, the Issuer has requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, and to make the Debentures, when executed by the Issuer and authenticated and delivered by the Trustee, the valid obligations of the Issuer, have been performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

           NOW THEREFORE, in consideration of the purchase and acceptance of the Debentures by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Debentures and the terms, provisions and conditions thereof, the Issuer covenants and agrees with the Trustee as follows:


                                    ARTICLE I.
                                    DEFINITIONS

SECTION 1.1.    Definition of Terms.

           Unless the context otherwise requires:

           (a) a term defined in the Indenture has the same meaning when used in this First Supplemental Indenture;

           (b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

           (c)  the singular includes the plural and vice versa;

           (d) a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture;

           (e) headings are for convenience of reference only and do not affect interpretation;

           (f) the following terms have the meanings given to them in the Trust Agreement: (i) Clearing Agency; (ii) Delaware Trustee;
(iii) Preferred Security Certificate; (iv) Property Trustee; (v) Regular Trustees; (vi) Special Event; (vii) Tax Event; (viii) Underwriting Agreement; (ix) Investment Company Event; (x) Depositary; and (xi) Distribution;

           (g)  the following terms have the meanings given to them in this
Section 1.1(g):

           "Additional Interest" means the interest, if any, that shall accrue on any interest on the Debentures that is in arrears for more than one interest payment period or not paid during any Extension Period, which in either case shall accrue at the stated rate per annum specified or determined as specified in such Debenture and compounded quarterly.

           "Additional Sums" has the meaning specified in Section 2.5(c).

           "Additional Taxes" means the sum of any additional taxes, duties and other governmental charges to which the Trust has become subject from time to time as a result of a Tax Event.

           "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices for the Common Stock during the ten trading days prior to and including the record date for the determination of the holders of Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the Common Stock shall have the right to receive such securities, cash, or other property, in each case as adjusted in good faith by the Issuer to appropriately reflect any of the events referred to in Section 6.3.

           "Closing Price" means on any day the reported last sale price on such day or, in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on the NYSE
Consolidated Transactions Tape or, if the stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which such stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE member firm, selected by the Trustee for that purpose

           "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors) of the consideration received by holders of Common Stock consists of common stock that for each of the ten consecutive trading days prior to the record date for the determination of the holders of Common Stock entitled to receive such common stock or, if there is no such record date, the date on which the holders of the Common Stock shall have the right to receive such Common Stock, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Securities continue to exist as outstanding Preferred Securities or (ii) not later than the occurrence of such Fundamental Change, the outstanding Preferred Securities are converted into or exchanged for shares of convertible preferred stock of an entity succeeding to the business of the Company or a subsidiary thereof, which convertible preferred stock has powers, preferences, and relative, participating, optional, or other rights, and qualifications, limitations, and restrictions, substantially similar to those of the Preferred Securities.

           "Conversion Expiration Date" means, subject to Section 6.2(c), the date selected by the Issuer not less than 30 days nor more than 60 days after the date on which the Issuer issues a press release announcing its intention to terminate the conversion rights for the Holders.

           "Conversion Price" shall have the meaning set forth in Section
6.1.

           "Coupon Rate" shall have the meaning set forth in Section 2.5.

           "Current Market Price" means, for any day the last reported sale price, regular way, on such day of Common Stock, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Composite Transactions Tape, or, if the Common Stock is not listed or admitted to trading on the NYSE on such day, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, if the Common Stock is listed on a national securities exchange, or the Nasdaq National Market, or, if the Common Stock is not quoted or admitted to trading on such quotation system, on the principal quotation system on which the Common Stock may be listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors.

           "Dissolution Event" means that, as a result of the occurrence and continuation of a Special Event, the Trust is to be dissolved in accordance with the Declaration, and the Debentures held by the Property Trustee are to be distributed to the holders of the Trust Securities issued by the Trust pro rata in accordance with the Declaration.

           "Expiration Time" shall have the meaning set forth in Section
6.3(e).

           "Extension Period" shall have the meaning set forth in Section
4.1.

           "Fundamental Change" means the occurrence of any Transaction or event in connection with a plan pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash, or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapital-ization, or otherwise), provided, that, in the case of a plan involving more than one such Transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock shall be exchanged for, con-verted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment shall be based upon consideration that a holder of Common Stock received in such Trans-action or event as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into, or acquired for or consti-tute solely the right to receive securities, cash, or other property.

           "Global Debenture" shall have the meaning set forth in Section
2.4(a).

           "Interest Payment Date" shall have the meaning set forth in
Section 2.5(a).

           "Non Book-Entry Preferred Securities" shall have the meaning set forth in Section 2.4(a).

           "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

           "Predecessor Debenture" shall mean, of any particular Debenture, every previous Debenture evidencing all or a portion of the same debt as that evidenced by such particular Debenture, and, for the purposes of this definition, any Debenture authenticated and delivered under Section 2.9 of the Indenture in lieu of a lost, destroyed or stolen Debenture shall be deemed to evidence the same debt as the lost, destroyed or stolen Debenture.

           "Purchased Shares" shall have the meaning set forth in Section
6.3(e).

           "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the 10 consecutive trading days prior to and including the record date for the determination of the holders of Common Stock entitled to receive such common stock, or if there is no such record date, the date on which the holders of Common Stock shall have the right to receive such common stock, as adjusted in good faith by the Issuer to appropriately reflect any of the events re-ferred to in Section .6.3.

           "Reference Date" has the meaning specified in Section 6.3(c).

           "Reference Market Price" initially means $23.33 (which is an amount equal to 66 2/3% of the reported last sale price for the Common Stock on the NYSE Consolidated Transactions Tape on June 18, 1997), and in the event of any adjustment of the Conversion Price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Conversion Price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial Conversion Price of the Debentures.

           "Redemption Date" shall mean, when used with respect to any Debenture to be redeemed, the date fixed for such redemption by or pursuant to this Supplemental Indenture.

           "Redemption Price" shall have the meaning set forth in Section
3.3.

           "Transaction" shall have the meaning set forth in Section 6.4.

           "Trust Agreement" means the Amended and Restated Declaration of Trust of CMS Energy Trust I , a Delaware statutory business trust, dated as of June 20 1997.


                                    ARTICLE II.
                  GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

SECTION 2.1.    Designation and Principal Amount.

           There is hereby authorized and established a series of unsecured Securities designated the "7-3/4% Convertible Subordinated Debentures due 2027", limited in aggregate principal amount to $177,835,000 (except as contemplated in Section 2.3(f)(2) of the Indenture).

SECTION 2.2.    Maturity.

           The Maturity Date of the Debentures is July 15, 2027.

SECTION 2.3.    Form and Payment.

           The Debentures shall be issued in fully registered form without interest coupons and shall be issuable in denominations of $50 and any integral multiple thereof. Principal and interest on the Debentures issued in certificated form will be payable, the transfer of such Debentures will be registrable and such Debentures will be exchangeable for Debentures bearing identical terms and provisions, at the office or agency of the Trustee in the Borough of Manhattan, the City of New York; provided, however, that payment of interest may be made at the option of the Issuer by check mailed to the Holder at such address as shall appear in the Security Register or by wire transfer to an account maintained by the Holder. Notwithstanding the foregoing, so long as the Holder of any Debentures is the Property Trustee, the payment of the principal of and interest (including Additional Interest and Additional Sums, if any) on such Debentures held by the Property Trustee will be made at such place and to such account as may be designated by the Property Trustee.

SECTION 2.4.    Global Debenture.

           (a) In connection with a distribution of Debentures to Holders in connection with the involuntary or voluntary dissolution, winding up or liquidation of the Trust,

                (i) the Debentures may be presented to the Trustee by the Property Trustee in exchange for a global Debenture in an aggregate principal amount equal to the aggregate principal amount of all outstanding Debentures (a "Global Debenture"), to be registered in the name of the Clearing Agency, or its nominee, and delivered by the Trustee to the Clearing Agency for crediting to the accounts of its participants pursuant to the procedures of the Depositary. The
     Issuer upon any such presentation, shall execute a Global Debenture in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this First Supplemental Indenture. Payments on the Debentures issued as a Global Debenture will be made to the Depositary; and

                (ii) if any Preferred Securities are held in non book-entry certificated form, the Debentures may be presented to the Trustee by the Property Trustee and any Preferred Security Certificate which represents Preferred Securities other than Preferred Securities held by the Clearing Agency or its nominee ("Non Book-Entry Preferred Securities") will be deemed to represent beneficial interests in Debentures presented to the Trustee by the Property Trustee having an aggregate principal amount equal to the aggregate liquidation amount of the Non Book-Entry Preferred Securities until such Preferred Security Certificates are presented to the Security Registrar for transfer or reissuance at which time such Preferred Security Certificates will be canceled and a Debenture, registered in the name of the holder of the Preferred Security Certificate or the transferee of the holder of such Preferred Security Certificate, as the case may be, with an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Security Certificate canceled, will be executed by the Issuer and delivered to the Trustee for authentication and delivery in accordance with the Indenture and this First Supplemental Indenture. On issue of such Debentures, Debentures with an equivalent aggregate principal amount that were presented by the Property Trustee to the Trustee will be deemed to have been canceled.

           (b) Except as provided in (c) below, a Global Debenture may be transferred, in whole but not in part, only to another nominee of the Depositary, or to a successor Depositary selected or approved by the Issuer or to a nominee of such successor Depositary.

           (c) If (i) the Depositary notifies the Company that it is unwilling or unable to continue as a depositary for such Global Debenture and no successor depositary shall have been appointed within 90 days by the Company, (ii) the Depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the Depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed within 90 days by the Company, (iii) the Company, in its sole discretion, determines that such Global Debenture shall be so exchangeable or (iv) there shall have occurred an Event of Default with respect to such Debentures, as the case may be, the Company will execute, and, subject to Article 2 of the Indenture, the Trustee, upon written notice from the Company and receipt of a Company Order, will authenticate and deliver the Debentures in definitive registered form without coupons, in authorized denominations, and in an aggregate princi-pal amount equal to the principal amount of the Global Debenture in ex-change for such Global Debenture. In addition, upon an Event of Default or if the Company may at any time determine that the Debenture shall no longer be represented by a Global Debenture, in such event the Company will execute, and subject to Section 2.8 of the Indenture, the Trustee, upon receipt of an Officers' Certificate evidencing such determination by the Company and a Company Order, will authenticate and make available for delivery the Debentures in definitive registered form without coupons, in authorized denominations, and in an aggregate principal amount equal to the principal amount of the Global Debenture in exchange for such Global Debenture. Upon the exchange of the Global Debenture for such Debentures in definitive registered form without coupons, in authorized denomina-tions, the Global Debenture shall be canceled by the Trustee. Such Deben-tures in definitive registered form issued in exchange for the Global Debenture shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. The Trustee shall deliver such Debentures to the Depositary for delivery to the Persons in whose names such Debentures are so registered.

SECTION 2.5.    Interest.

           (a) Each Debenture will bear interest at the rate of 7-3/4% per annum (the "Coupon Rate") from the original date of issuance until the principal thereof becomes due and payable, and on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest, at the Coupon
Rate, compounded quarterly, payable (subject to the provisions of Article IV) quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an "Interest Payment Date," commencing on October 15, 1997), to the Person in whose name such Debenture or any predecessor Debenture is registered, at the close of business on the regular record date for such interest installment, which, in respect of any Debentures of which the Property Trustee is the Holder or a Global Debenture, shall be the close of business on the Business Day next preceding that Interest Payment Date. Notwithstanding the foregoing sentence, if the Preferred Securities are no longer in book-entry only form or, except if the Debentures are held by the Property Trustee, the Debentures are not represented by a Global Debenture, the regular record date for such interest installment shall be the fifteenth day of the month in which the applicable Interest Payment Date occurs.

           (b) The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Except as provided in the following sentence, the amount of interest payable for any period shorter than a full quarterly period for which interest is computed, will be computed on the basis of the actual number of days elapsed in such a 90-day period. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount thereof (to the extent permitted by law) at the stated rate per annum, compounded quarterly.

           (c) In the event that (i) the Property Trustee is the Holder of all of the Outstanding Debentures, (ii) a Tax Event in respect of the Trust shall have occurred and be continuing and (iii) the Company shall not have (A) redeemed the Debentures pursuant to Section 3.7 or 3.8 or (B) terminated the Trust pursuant to Section 9.2(b) of the Trust Agreement, the Company shall pay to the Trust (and its permitted successors or assigns under the Trust Agreement) for so long as the Trust (or its permitted successor or assignee) is the registered holder of the Debentures, such additional amounts as may be necessary in order that the amount of distributions (including any Additional Amounts as defined in the Trust Agreement) then due and payable by the Trust on the Preferred Securities and Common Securities that at any time remain outstanding in accord with the terms thereof shall not be reduced as a result of any Additional Taxes (the "Additional Sums"). Whenever in this Indenture or the Debentures there is a reference in any context to the payment of principal of or interest on the Debentures, such mention shall be deemed to include mention of the payments of the Additional Sums provided for in this paragraph to the extent that, in such context, Additional Sums are, were or would be payable in respect thereof pursuant to the provisions of this paragraph and express mention of the payment of Additional Sums (if applicable) in any provisions hereof shall not be construed as excluding Additional Sums in those provisions hereof where such express mention is not made, provided, however, that the extension of an interest payment period pursuant to Section 4.1 or the Debentures shall not extend the payment of any Additional Sums that may be due and payable during such interest payment period.


                                   ARTICLE III.
                       REDEMPTION OR EXCHANGE OF DEBENTURES

SECTION 3.1 Election to Redeem; Notice to Trustee. The election of the Issuer to redeem any Debentures shall be evidenced by or pursuant to a Board Resolution. In case of any redemption at the election of the Issuer, the Issuer shall, not less than 45 days prior to the date fixed for redemption (unless a shorter notice shall be satisfactory to the Trustee), notify the Trustee in writing of such date and of the principal amount of Debentures to be redeemed.

SECTION 3.2 Selection of Debentures to Be Redeemed. If less than all the Debentures are to be redeemed, the particular Debentures to be redeemed shall be selected not more than 45 days prior to the Redemption Date by the Trustee from the Outstanding Debentures not previously called for redemption, by lot or by such other method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of the Debentures Out-standing, provided that the unredeemed portion of the principal amount of the Debentures be in an authorized denomination (which shall not be less than the minimum authorized denomination) for the Debentures.

     The Trustee shall promptly notify the Issuer in writing of the Debentures selected for partial redemption and the principal amount thereof to be redeemed. For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Debentures shall relate, in the case of any Debenture redeemed or to be redeemed only in part, to the portion of the principal amount of such Debenture which has been or is to be redeemed. If the Issuer shall so direct, Debentures registered in the name of the Issuer, any Affiliate or any Subsidiary thereof shall not be included in the Debentures selected for redemption.

SECTION 3.3 Notice of Redemption. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not later than the thirtieth day, and not earlier than the sixtieth day, prior to the date fixed for redemption, to each Holder of Debentures to be redeemed, at the address of such Holder as it appears in the Securities Register.

     With respect to Debentures to be redeemed, each notice of redemption shall state:

           (a)  the Redemption Date;

           (b) the redemption price at which the Debentures are to be redeemed (the "Redemption Price");

           (c) if less than all Outstanding Debentures are to be re-deemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the particular Debentures to be redeemed (including, if relevant, the CUSIP or ISIN number);

           (d) that on the Redemption Date the Redemption Price will become due and payable upon each such Debenture or portion thereof, and that upon deposit with the Paying Agent interest thereon, if any, shall cease to accrue on and after the Redemption Date;

           (e) the place or places where the Debentures are to be sur-rendered for payment of the redemption price at which the Debentures are to be redeemed; and

           (f) that a Holder of Debentures who desires to convert Debentures called for redemption must satisfy the requirements for conversion contained in the Debentures, the then existing conversion price or rate, and the date and time when the option to convert shall expire.

     Notice of redemption of Debentures to be redeemed at the election of the Issuer shall be given by the Issuer or, at the Issuer's request, by the Trustee in the name and at the expense of the Issuer and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any Debenture designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Debenture.

SECTION 3.4 Deposit of Redemption Price. Prior to 12:00 noon, New York City time, on the Redemption Date specified in the notice of redemption given as provided in Section 3.3, the Issuer will deposit with the Trustee or with one or more Paying Agents (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 10.2 of the Indenture) an amount of money sufficient to redeem on the Redemption Date all the Debentures so called for redemption at the applicable Redemption Price.

     If any Debenture called for redemption has been converted, any money deposited with the Trustee or with any Paying Agent or so segregated and held in trust for the redemption of such Debenture shall (subject to any right of the Holder of such Debenture or any Predecessor Debenture to re-ceive interest as provided in the last paragraph of Section 2.7 of the Indenture) be paid to the Issuer or, if then held by the Issuer, shall be discharged from such trust.

SECTION 3.5 Debentures Payable on Redemption Date. If notice of redemption has been given as provided in Section 3.3, the Debentures so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified, including any accrued interest (and any Additional Interest) thereon, and from and after such date (unless the Issuer shall default in the payment of the Redemption Price or any accrued interest on (including any Additional Interest)) such Debentures shall cease to bear interest. Upon surrender of any such Debenture for redemption in accordance with said notice, such Debenture shall be paid by the Issuer at the Redemption Price, including any accrued interest (and any Additional Interest) to the Redemption Date.

     If any Debenture called for redemption shall not be so paid upon surrender thereof for redemption, the principal and any premium shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Debenture.

SECTION 3.6 Debentures Redeemed in Part. In the event of any redemption in part, the Issuer shall not be required to (i) issue, regis-ter the transfer of or exchange any Debenture during a period beginning at 9:00 a.m. (New York City time) 15 Business Days before any selection for redemption of Debentures and ending at 5:00 p.m. (New York City time) on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Debentures to be so redeemed and (ii) register the transfer of or exchange any Debentures so selected for redemption, in whole or in part, except for the unredeemed portion of any Debentures being redeemed in part.

     Any Debenture which is to be redeemed only in part shall be surrendered at the place of payment therefor (with, if the Issuer or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder of such Debenture without service charge, a new Debenture or Debentures, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Debenture so surrendered. Each Debenture shall be subject to partial redemption only in the amount of $50 or integral multiples thereof.

     The Debentures are not entitled to the benefit of any sinking or like fund.

SECTION 3.7     Mandatory Redemption.  Upon (i) repayment at maturity or
(ii) as a result of acceleration upon the occurrence of an Event of Default, the Issuer shall redeem all the Outstanding Debentures at a redemption price equal to 100% of the principal amount of such Debentures plus any accrued and unpaid interest, including any Additional Interest, to the date fixed for redemption.

SECTION 3.8 Optional Redemption. Except as set forth below, on and after July 16, 2001 and subject to the next succeeding sentence, the Issuer shall have the right, at any time and from time to time, to redeem the Debentures, in whole or in part, upon notice given as set forth in
Section 3.3 during the twelve-month periods beginning on July 16 in each of the following years at the indicated Redemption Price (expressed as a percentage of the principal amount of the Debentures being redeemed), together with any accrued but unpaid interest on the portion being re-deemed:

                    Redemption Price                  Redemption Price
Year            (%) of principal amount)    Year   (% of principal amount)
----            ------------------------    ----   -----------------------

2001 . . . . . . .       104.650            2005 . . . . .       101.550

2002 . . . . . . .       103.875            2006 . . . . .       100.775

2003 . . . . . . .       103.100            2007
                                            and thereafter. .    100.00

2004 . . . . . . .       102.325


     The principal amount of the Debentures so redeemed may not, however, exceed the amount of the proceeds derived, directly or indirectly, by the Issuer or its Subsidiaries from the issuance and sale of Common Stock within three years preceding the date fixed for redemption. The Issuer may not redeem the Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Debentures for all quarterly interest periods terminating on or prior to the giving of notice of the Redemption Date.

     If at any time following the Conversion Expiration Date, less than 5% of the original aggregate principal amount of the Debentures remains Outstanding, such Debentures shall be redeemable at the option of the Issuer, in whole but not in part, at a Redemption Price equal to the principal amount thereof, plus any accrued and unpaid interest.

     Upon the occurrence of a Tax Event, the Issuer shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Debentures in whole or in part, for cash upon the later of (i) 90 days following the occurrence of such Tax Event or (ii) July 16, 2001 , at a Redemption Price equal to the principal amount of such Debentures plus any accrued and unpaid interest, including Additional Interest, to the date fixed for such redemption.

SECTION 3.9     Exchange of Trust Securities for Debentures.

           (a) At any time, the Issuer shall have the right to terminate the Trust and cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law.

           (b) If a Special Event in respect of the Trust shall occur, the Issuer shall give the Property Trustee notice of the same. If a Special Event in respect of the Trust shall occur and be continuing, the Trust Agreement requires the Property Trustee to direct the Conversion Agent (as defined in the Trust Agreement) to exchange all outstanding Trust Securi-ties for the Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Securities to be exchanged with accrued interest in an amount equal to any unpaid distributions (including any Additional Amounts) on the Trust Securities provided that, in the case of a Tax Event, the Issuer shall have the right to direct the Property
Trustee that less than all, or none of the Trust Securities be so exchanged (i) if and for so long as the Issuer shall have elected to pay any Additional Sums such that the net amounts received by holders of the Trust Securities not so exchanged in respect of distributions are not reduced as a result of such Tax Event, and shall not have revoked any such election or failed to make such payments or (ii) if the Issuer shall instead elect to redeem the Debentures, in whole or in part, in the manner set forth in Section 3.8.


                                    ARTICLE IV.
                       EXTENSION OF INTEREST PAYMENT PERIOD

SECTION 4.1 Deferrals of Interest Payment Dates. The Company shall have the right, at any time during the term of the Debentures, so long as no Event of Default has occurred and is continuing, from time to time to extend the interest payment period for the Debentures for up to 20 con-secutive quarters with respect to each deferral period (each, an "Extension Period"), during which period the Company shall have the right to not make payments on interest on any interest payment date, and at the end of such Extension Period the Company shall pay all interest then accrued and unpaid thereon (together with Additional Interest thereon, if any, at the rate specified for the Debentures to the extent permitted by applicable law); provided that no such Extension Period shall exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Debentures. Upon termination of any Extension Period and upon the payment of all accrued and unpaid interest and any Additional Interest then due, the Company may select a new Extension Period, subject to the above requirements. No interest including Additional Interest, if any, shall be due and payable during an Extension Period, except at the end thereof.
The Company shall give the Trustee, the Property Trustee and the Adminis-trative Trustees notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the record date for the date the distributions on the Preferred Securities of the Trust (or if no, Preferred Securities are outstanding, for the date interest on the Debentures) would have been payable except for the election to begin such Extension Period and (ii) the date the Property Trustee (or, if no Pre-ferred Securities are outstanding, the Trustee) is required to give notice to New York Stock Exchange or other applicable self-regulatory orga-nization or to holders of such Preferred Securities (or, if no Preferred Securities are outstanding, to the holders of such Debentures) of such record date, but in any event not less than one Business Day prior to such record date. Such notice shall specify the period selected.

     The Trustee shall promptly give notice of the Company's selection of such Extension Period to the Holders of the outstanding Debentures.

     The limitations set forth in Section 3.5 of the Indenture shall apply during any Extension Period.


                                    ARTICLE V.
                                     EXPENSES

SECTION 5.1.      Payment of Expenses.

                  In connection with the offering, sale and issuance of the Debentures to the Property Trustee and in connection with the sale of the Trust Securities by the Trust, the Issuer, in its capacity as borrower with respect to the Debentures, shall:

                  (a) pay all costs and expenses relating to the offering, sale and issuance of the Debentures, including commissions to the underwriters payable pursuant to the Underwriting Agreement and the Pricing Agreements, and compensation of the Trustee under the Indenture in accordance with the provisions of Section 6.6 of the Indenture;

                  (b) pay all costs and expenses of the Trust (including, but not limited to, costs and expenses relating to the organization of the Trust, the offering, sale and issuance of the Trust Securities (including commissions to the underwriters in connection therewith), the fees and expenses of the Property Trustee and the Delaware Trustee, the costs and expenses relating to the operation of the Trust, including without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses and costs and expenses incurred in connection with the acquisition, financing, and disposition of Trust assets);

                  (c) pay any and all taxes (other than United States withholding taxes attributable to the Trust or its assets) and all liabilities, costs and expenses with respect to such taxes of the Trust.


                                    ARTICLE VI
                             CONVERSION OF DEBENTURES

SECTION 6.1 Conversion Rights. Subject to and upon compliance with the provisions of this Article, the Debentures are convertible, at the option of the Holder, at any time prior to the Conversion Expiration Date, into fully paid and nonassessable shares of Common Stock of the Issuer at an initial conversion rate of 1.2255 shares of Common Stock for each $50 in aggregate principal amount of Debentures (equal to a conversion price of $ 40.80 per share of Common Stock), subject to adjustment as described in this Article 13 of the Indenture (as adjusted the "Conversion Price"). A Holder of Debentures may convert any portion of the principal amount of the Debentures into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) obtained by dividing the principal amount of the Debentures to be converted by the Conversion Price. In case a Debenture or portion thereof is called for redemption, such conversion right in respect of the Debenture or portion so called shall expire at the close of business on the Business Day immediately preceding the corresponding Redemption Date, unless the Issuer defaults in making the payment due upon redemption.

SECTION 6.2       Expiration of Conversion Rights.

                  (a) On and after July 16, 2001, the Issuer may, at its option, cause the conversion rights of Holders of Debentures to expire; provided, however, that the Issuer may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price of Common Stock exceeds 115% of the Conversion Price of the Debentures, subject to adjustment as described in this Section.

                  (b) In order to exercise its option to terminate the conversion rights of the Debentures, the Issuer must issue a press release for publication on the Dow Jones News Service announcing the Conversion Expiration Date prior to the opening of business on the second trading day after any period in which the condition in Section 6.2(a) has been met, but in no event prior to July 16, 2001. The press release shall announce the Conversion Expiration Date (which may not occur sooner than 30 nor more than 60 days after the Issuer issues the press release announcing its intention to terminate the conversion rights of the Debentures) and pro-vide the current Conversion Price and Current Market Price of Common
Stock, in each case as of the close of business on the trading day next preceding the date of the press release. Conversion rights will terminate at the close of business on the Conversion Expiration Date.

                  (c) In addition to issuing the press release referred to in the preceding paragraph the Issuer or at the Issuer's request, the Property Trustee, shall send notice of the expiration of conversion rights by first-class mail to the Holders of the Debentures not more than four Business Days after the Issuer issues the press release. Such mailed notice of the expiration of the conversion rights of the Holders shall state: (i) the Conversion Expiration Date; (ii) the Conversion Price of the Debentures and the Current Market Price of the Common Stock, in each case as of the close of business on the Business Day next preceding the date of the notice of expiration of the conversion rights of the Holders;
(iii) the place or places at which Debentures may be surrendered prior to the Conversion Expiration Date for certificates representing shares of Common Stock; and (iv) such other information or instructions as the Issuer deems necessary or advisable to enable a Holder to exercise its conversion right hereunder. No defect in the notice of expiration of the conversion rights of the Holders or in the mailing thereof with respect to any Debentures shall affect the validity of such notice with respect to any other Debenture. As of the close of business on the Conversion Expiration Date, the Debenture shall no longer be convertible into Common Stock. If the Issuer does not exercise its option to terminate the con-version rights of the Holders of the Debentures, the Conversion Expiration Date with respect to the Debentures will be the close of business two Business Days preceding the date set for redemption of the Debentures upon the mandatory redemption or Maturity Date of the Debentures.

SECTION 6.3       Conversion Price Adjustments.         The conversion price
shall be subject to adjustment (without duplication) from time to time as follows:

                  (a) In case the Issuer shall, while any of the Debentures are outstanding, (i) pay a dividend or make a distribution with respect to its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its shares of Common Stock any shares of capital stock of the Issuer, the conversion privilege and the Conversion Price in effect immediately prior to such action shall be adjusted so that the Holder of any Debentures thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the Issuer which he would have owned immediately following such action had such Debentures been converted immediately prior thereto. An adjustment made pursuant to this subsection (a) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately after the effective date in case of a subdivision, combination or reclassification (or immediately after the record date if a record date shall have been established for such event). If, as a result of an adjustment made pursuant to this subsection (a), the Holder of any Debenture thereafter surrendered for conversion shall become entitled to receive shares of two or more classes or series of capital stock of the Issuer, the Board of Directors (whose determination shall be conclusive and shall be described in a Board Resolution filed with the Trustee) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes or series of capital stock. In the event that such dividend, distribution, subdivision, combination or issuance is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such record date had not been fixed.

                  (b) In case the Issuer shall, while any of the Debentures are Outstanding, issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price per share of Common Stock on the record date mentioned below, the Conversion Price for the Debentures shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immedi-ately prior to the date of issuance of such rights or warrants by a frac-tion of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. For the purposes of this subsection, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Issuer. The Issuer shall not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Issuer. In case any rights or warrants referred to in this subsection in respect of which an adjustment shall have been made shall expire unexercised within 45 days after the same shall have been distributed or issued by the Issuer, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired rights or warrants.

                  (c) Subject to the last sentence of this subpara-graph, in case the Issuer shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class or series of capital stock, cash or assets (including secu-rities, but excluding any rights or warrants referred to in subparagraph
(b), any dividend or distribution paid exclusively in cash and any divi-dend or distribution referred to in subparagraph (a) of this Section 6.3), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (c) by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for the payment of such distribution (the "Reference Date") less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on the Reference Date, of the portion of the evidenc-es of indebtedness, shares of capital stock, cash and assets so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Reference Date. In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not occurred. For purposes of this sub-paragraph (c), any dividend or distribution that includes shares of Common Stock or rights or warrants to subscribe for or purchase shares of Common Stock shall be deemed instead to be (i) a dividend or distribution of the evidences of indebtedness, shares of capital stock, cash or assets other than such shares of Common Stock or such rights or warrants (making any Conversion Price reduction required by this subparagraph (c)) immediately followed by (ii) a dividend or distribution of such shares of Common Stock or such rights or warrants (making any further conversion price reduction required by subparagraph (a) or (b)), except (A) the Reference Date of such dividend or distribution as defined in this subparagraph shall be substituted as (x) "the record date in the case of a dividend or other distribution," and (y) "the record date for the determination of stock-holders entitled to receive such rights or warrants" and (z) "the date fixed for such determination" within the meaning of subparagraphs (a) and
(b) and (B) any shares of Common Stock included in such dividend or distribution shall not be deemed outstanding for purposes of computing any adjustment of the conversion price in subparagraph (a).

                  (d) In case the Issuer shall pay or make a dividend or other distribution on its Common Stock exclusively in cash (excluding all regular cash dividends, if the annualized amount thereof per share of Common Stock does not exceed 12.5% of the current market price per share of the Common Stock on the trading day immediately preceding the date of declaration of such dividend), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the effectiveness of the Conversion Price reduction contemplated by this subparagraph (d) by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on the date fixed for the payment of such distribution less the amount of cash so distributed (excluding that portion of such distribution that does not exceed 12.5% of the Current Market Price per share, determined as provided above) applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for the payment of such distribution; provided, however, that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price per share of the Common Stock on the record date mentioned above (excluding that portion of such distribution that does not exceed 12.5% of the Current Market Price per share, determined as provided above), in lieu of the foregegal or unenforceable provision had never been contained herein or therein.

SECTION 11.5.  Counterparts.

            This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, on the date or dates indicated in the acknowledgements and as of the day and year first above written.

                            CMS Energy Corporation



                            By: /s/ A. M. Wright
                               ---------------------------------------
                                 Name:   Alan M. Wright
                                 Title:  Senior Vice President,
                                           Chief Financial Officer
                                           and Treasurer
[Seal]
Attest:


By: /s/ Michael D. VanHemert
    ----------------------------


                            The Bank of New York as Trustee


                            By: /s/ Denise Leonard
                               -----------------------------------
                               Name:  Denise Leonard
                               Title:  Assistant Treasurer

STATE OF MICHIGAN    )
                     )ss.
COUNTY OF WAYNE      )


      On the 20th day of June, 1997, before me personally came Alan M. Wright, to me known, who, being by me duly sworn, did depose and say that he resides at Ann Arbor, Michigan; that he is Senior Vice President, Treasurer and Chief Financial Officer of CMS Energy Corporation, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate; that it was so affixed by authority of the Board of Directors of said corporation; and that he signed his name thereto by like authority.


[Notarial Seal]


/s/ Linda J. Wulff
-------------------------------
Linda J. Wulff
Notary Public, Wayne County, Michigan
My Commission Expires:  Aug. 31, 2000